Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. ANNOUNCES

AMENDMENT TO CREDIT AGREEMENT

SAN ANTONIO, TX June 15, 2020 — Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced that it has entered into an amendment (the “Amendment”) to the Company’s credit agreement, dated as of August 23, 2019 (the “Credit Agreement”), with several of its lenders.

The Amendment is expected to support the Company’s efforts to manage through the uncertainties caused by the unprecedented COVID-19 situation, while maintaining compliance with the terms of the Company’s revolving credit facility (the “Revolving Credit Facility”) as described in the Credit Agreement. The Company sought the Amendment in response to the uncertain macroeconomic environment due to the challenging industry conditions that have decreased advertising demand and marketing spend around the globe.

The Amendment suspends the springing financial covenant of the Revolving Credit Facility, which requires that the Company’s first lien net leverage ratio not exceed 7.60:1, from the third quarter of 2020 through the second quarter of 2021. The Amendment also delays the timing of the financial covenant stepdown of the first lien net leverage ratio to 7.10:1, originally set to occur in the second quarter of 2021, until the first quarter of 2022.

During the suspension period, Clear Channel Outdoor is required to maintain minimum liquidity of $150 million, including cash on hand and availability under the Company’s receivables-based credit facility and Revolving Credit Facility. The Company has also agreed not to make voluntary restricted payments with certain exceptions during the same suspension period. More detailed information can be found in the Company’s 8-K filing today.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 570,000 print and digital displays in 32 countries across Asia, Europe, Latin America and North America, reaching millions of people monthly. A growing digital platform includes more than 16,000 digital displays in international markets and more than 1,900 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Asia, Europe and Latin America – CCO employs approximately 5,900 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.

For further information, please contact:

Investors:

Eileen McLaughlin

Vice President – Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward- Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements related to the expected impact of the COVID-19 pandemic and the expected effect of the Amendment, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the magnitude of the impact of the COVID-19 pandemic on our operations and on general economic conditions; weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including the effects of Brexit and economic uncertainty in China; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our ability to obtain key municipal concessions for our street furniture and transit products; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; restrictions on outdoor advertising of certain products; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; third-party claims of intellectual property infringement, misappropriation or other violation against us; the risk that the Separation could result in significant tax liability or other unfavorable tax consequences to us and impair our ability to utilize our federal income tax net operating loss carryforwards in future years; the risk that we may be more susceptible to adverse events following the Separation; the risk that we may be unable to replace the services iHeartCommunications provided us in a timely manner or on comparable terms; our dependence on our management team and other key individuals; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; volatility of our stock price; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; the effect of analyst or credit ratings downgrades; as well as certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.